EXHIBIT 2.2

AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

AMENDMENT, dated October 31, 2005, to AGREEMENT AND PLAN OF MERGER (“Merger Agreement”) made and entered into as of August 22, 2005, by and among CEA Acquisition Corporation, a Delaware corporation (“Parent”), etrials Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), etrials Worldwide, Inc., a Delaware corporation (“Company”), and each of the persons listed under the caption “Stockholders” on the signature page hereof, such persons being stockholders of the Company (each a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms used herein that are defined in the Merger Agreement shall have the same meanings as used in the Merger Agreement.

The parties hereto, being all of the parties to the Merger Agreement, hereby agree that the Merger Agreement is hereby amended as follows:

1. A new Section 1.20 is hereby added to the Merger Agreement, to read as follows:

1.20 Trigger Condition. In addition to the shares of Parent Common Stock constituting the Holdback, there shall be withheld from the shares of Parent Common Stock issuable as a result of the Merger and placed in escrow with the Escrow Agent pursuant to the Escrow Agreement in the form annexed hereto as Exhibit A-1 (“Revised Escrow Agreement”), that number of shares of Parent Common Stock (the “Trigger Shares”) that, together with the Holdback, shall equal 1,400,000 shares of Parent Common Stock. The Trigger Shares shall be allocated among the Persons entitled to receive them in the same proportions as the shares of Parent Common Stock are allocated among them. Notwithstanding any other provision of this Agreement, the Trigger Shares and those shares of Parent Common Stock included in the Holdback that have not been canceled or paid to Parent as a consequence of the indemnity obligations set forth in Article VII (the “Additional Trigger Shares”) shall be held in escrow pursuant the Revised Escrow Agreement until the last day of the first twenty (20) consecutive trading day period commencing after the Closing Date during which (a) the volume-weighted average price of the Parent Common Stock is equal to or greater than $7.00 per share and (b) the average daily trading volume of the Parent Common Stock is at least 25,000 shares (the “Trigger Release Date”). Upon occurrence of the Trigger Release Date, the Trigger Shares and, if the Trigger Release Date occurs after the expiration of the Holdback Period, the Additional Trigger Shares, shall be released from escrow and delivered to the Persons entitled to receive them in the same proportions as initially withheld. If the Trigger Release Date occurs prior to expiration of the Holdback Period, the Additional Trigger Shares shall be so released and delivered upon expiration of the Holdback Period. If the Trigger Release Date has not occurred by February 19, 2008, the Trigger Shares and the Additional Trigger Shares shall be canceled.

2. All references in the Merger Agreement to the Escrow Agreement, in the form of Exhibit A to the Merger Agreement, shall be deemed to be references to the Revised Escrow Agreement referred to in Section 1.20 of the Merger Agreement, as amended by this Amendment, in the form annexed hereto as Exhibit A-1.

3. All references in the Merger Agreement to “Audited Financial Statements” shall mean the audited financial statements (including any related notes thereto) of the Company for the fiscal years ended December 31, 2004 and December 31, 2003, as included in the Registration Statement on Form S-4 of Parent relating to the Merger as initially filed with the SEC. All references in the Merger Agreement to “Unaudited Financial Statements” shall mean the unaudited financial statements (including any related notes thereto) of the Company for the six month period ended June 30, 2005 as included in the Registration Statement on Form S-4 of Parent relating to the Merger as initially filed with the SEC.

4. The Merger Agreement, as amended hereby, shall remain in full force and effect.

[Signatures are on following pages]

IN WITNESS WHEREOF, the parties have executed this Amendment to Agreement and Plan of Merger as of the date first above written.

CEA ACQUISITION CORPORATION

By:	s/ Robert Moreyra
Robert Moreyra, Executive Vice President

etrials ACQUISITION, INC.

By:	s/ Robert Moreyra
Robert Moreyra, President

etrials WORLDWIDE, INC.

By:	s/ John Cline
John Cline, President

STOCKHOLDERS:

[See separate signature pages.]

STOCKHOLDER SIGNATURE PAGE TO AMENDMENT TO MERGER

AGREEMENT

MiniDoc AB

By:	s/ Per Egeberg/Hans Lindroth
Name:	Per Egeberg
Title:	CEO

Infologix (BVI) Limited

By:	s/ Janet Raine/Lorraine Wheeler
Name:	Janet Raine/Lorraine Wheeler
Title:	For and on behalf of EQ Secretaries (Jersey) Limited, Secretary

Newlight Associates II, LP
By:	Newlight Partners II, LP, General Partner

By:	s/ Robert M. Brill
Name:	Robert M. Brill
Title:	General Partner

Newlight Associates II (BVI), LP
By:	Newlight Partners II (BVI), LP, General Partner

By:	s/ Robert M. Brill
Name:	Robert M. Brill
Title:	General Partner

Newlight Associates II-E, LP
BY:	Newlight Partners II-E, LP, General Partner

By:	s/ Robert M. Brill
Name:	Robert M. Brill
Title:	General Partner

s/ Peter Coker
Peter Coker

STOCKHOLDER SIGNATURE PAGE TO AMENDMENT TO MERGER

AGREEMENT

s/ Peter and Susan H. Coker, JT TEN
Peter and Susan H. Coker, JT TEN

Dunlap Industries

By:	s/ Peter L. Coker
Name:	Peter L. Coker
Title:	Managing Director

s/ John Cline
John Cline

s/ James & Susanne M. Clark, JTWROS
James W. and Susanne M. Clark, JT TEN

s/ Robert Sammis
Robert Sammis

s/ Fred Nazem
Fred Nazem

E-ZAD Partnership Limited

By:	s/ Hamid Ansari
Name:	Hamid Ansari
Title:	General Partner

s/ Richard J. Piazza
Richard J. Piazza

s/ Rachael King
Rachael King

STOCKHOLDER SIGNATURE PAGE TO AMENDMENT TO MERGER

AGREEMENT

s/ Michael Harte
Michael Harte

EXHIBIT A-1

REVISED ESCROW AGREEMENT

ESCROW AGREEMENT (“Agreement”) dated [Closing Date] among CEA ACQUISITION CORPORATION, a Delaware corporation (“CEA”), James W. Clark, Jr., as the etrials Stockholders’ Representative, being the representative of the former stockholders of etrials Worldwide, Inc., a Delaware corporation (the “Representative”), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as escrow agent (the “Escrow Agent”).

CEA, etrials Worldwide, Inc. (“etrials”), certain stockholders of etrials, and etrials Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of CEA (“Merger Subsidiary”), are the parties to an Agreement and Plan of Merger and Reorganization dated as of August 22, 2005 (the “Merger Agreement”) pursuant to which the Merger Subsidiary has merged with and into etrials so that etrials has become a wholly-owned subsidiary of CEA. Pursuant to Section 1.20 of the Merger Agreement, the Trigger Shares and Additional Trigger Shares are subject to cancellation upon the occurrence of certain events. Pursuant to Article VII of the Merger Agreement, CEA is to be indemnified in certain respects by the application of the Holdback Shares (as that term is defined in Section 1(a), below) including the Additional Trigger Shares. The parties desire to establish escrow funds with respect to the application of the Trigger Shares and Additional Trigger Shares in accordance with Section 1.20 of the Merger Agreement and with respect to the application of the Holdback Shares (including the Additional Trigger Shares) as collateral security for the indemnification obligations under Article VII of the Merger Agreement. The Representative has been designated pursuant to the Merger Agreement to represent all of the former stockholders of etrials (the “Stockholders”) and act on their behalf for purposes of this Agreement. Capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

The parties agree as follows:

1. (a) Concurrently with the execution hereof, the Escrow Agent, in its capacity as Exchange Agent pursuant to the Merger Agreement, has withheld (i) 10% of the total number of shares of Parent Common Stock issuable to the Stockholders pursuant to the Merger Agreement (the “Holdback Shares”), and (ii) such additional number of shares of Parent Common Stock that, together with the Holdback Shares, equal 1,400,000 shares of Parent Common Stock (the “Trigger Shares”), in each instance pro rata in accordance with the number of shares of Parent Common Stock issuable to each Stockholder. Such shares of Parent Common Stock are herein referred to in the aggregate as the “Escrow Fund.” The Escrow Agent shall maintain separate accounts for each Stockholder’s portion of the Escrow Fund, designated separately with respect to Holdback Shares and Trigger Shares.

(b) The Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof. It shall treat the Escrow Fund as a trust fund in accordance with the terms of this Agreement and not as the property of CEA. Its duties hereunder shall cease upon its distribution of the entire Escrow Fund in accordance with this Agreement.

(c) Except as herein provided, the Stockholders shall retain all of their rights as stockholders of CEA during the period the Escrow Fund is held by the Escrow Agent (the “Escrow Period”), including, without limitation, the right to vote their shares of Parent Common Stock included in the Escrow Fund.

(d) During the Escrow Period, all dividends payable in cash with respect to the shares of Parent Common Stock included in the Escrow Fund shall be paid to the Stockholders, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Fund” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

(e) During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the shares of Parent Common Stock in the Escrow Fund except (i) by gift to a member of a Stockholder’s immediate family or to a trust, the beneficiary of which is a Stockholder or a member of a Stockholder’s immediate family, (ii) by virtue of the laws of descent and distribution upon death of any Stockholder, or (iii) pursuant to a qualified domestic relations order; provided, however, that such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement. During the Escrow Period, the Stockholders shall not pledge or grant a security interest in the shares of Parent Common Stock included in the Escrow Fund or grant a security interest in their rights under this Agreement.

2. (a) CEA, acting through the members of CEA’s Board of Directors who served on such Board prior to the Closing and who continue to serve on such Board after the Closing (the “Committee”), who have been appointed by the Board of Directors to take all necessary actions and make all decisions on behalf of CEA with respect to its rights to indemnification under the Merger Agreement, may make a claim for indemnification pursuant to Article VII of the Merger Agreement (“Indemnity Claim”) against the Escrow Fund by giving notice (a “Notice”) to the Representative (with a copy to the Escrow Agent) specifying (i) the covenant, representation, warranty, agreement, undertaking or obligation contained in the Merger Agreement which it asserts has been breached or otherwise entitles CEA to indemnification, (ii) in reasonable detail, the nature and dollar amount of any indemnity claim CEA may have by reason thereof under the Merger Agreement (“Indemnity Claim”), and (iii) whether the Indemnity Claim results from a Third Party Claim against CEA. The Committee also shall deliver to the Escrow Agent (with a copy to the Representative), concurrently with its delivery to the Escrow Agent of the Notice, a certification as to the date on which the Notice was delivered to the Representative.

(b) If the Representative shall give a notice to the Committee (with a copy to the Escrow Agent) (a “Counter Notice”), within 30 days following the date of receipt (as specified in the Committee’s certification) by the Representative of a copy of the Notice, disputing whether the Indemnity Claim is indemnifiable under Article VII of the Merger Agreement, the parties shall attempt to resolve such dispute by voluntary settlement as provided in paragraph 2(c) below. If no Counter Notice with respect to an Indemnity Claim is received by the Escrow Agent from the Representative within such 30-day period, the Indemnity Claim shall be deemed to be an Established Claim (as hereinafter defined) for purposes of this Agreement.

(c) If the Representative delivers a Counter Notice to the Escrow Agent, the Committee and the Representative shall, during the period of 60 days following the delivery of such Counter Notice or such greater period of time as the parties may agree to in writing (with a copy to the Escrow Agent), attempt to resolve the dispute with respect to which the Counter Notice was given. If the Committee and the Representative shall reach a settlement with respect to any such dispute, they shall jointly deliver written notice of such settlement to the Escrow Agent specifying the terms thereof. If the Committee and the Representative shall be unable to reach a settlement with respect to a dispute, such dispute shall be resolved by arbitration pursuant to paragraph 2(d) below.

(d) If the Committee and the Representative cannot resolve a dispute prior to expiration of the 60-day period referred to in paragraph 2(c) above (or such longer period as the parties may have agreed to in writing), then such dispute shall be submitted (and either party may submit such dispute) for arbitration before a single arbitrator in Orlando, Florida, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The Committee and the Representative shall attempt to agree upon an arbitrator; if they shall be unable to agree upon an arbitrator within 10 days after the date on which it may, under this Agreement, be submitted for arbitration, then either the Committee or the Representative, upon written notice to the other, may apply for appointment of such arbitrator by the American Arbitration Association. Each party shall pay the fees and expenses of counsel used by it and 50% of the fees and expenses of the arbitrator and of other expenses of the arbitration. The arbitrator shall render his decision within 90 days after his appointment and may award costs to any of the parties if, in his sole opinion reasonably exercised, the claims made by any other party or parties had no reasonable basis and were arbitrary and capricious. Such decision and award shall be in writing and shall be final and conclusive on the parties, and counterpart copies thereof shall be delivered to each of the parties. Judgment may be obtained on the decision of the arbitrator so rendered in any court having jurisdiction and may be enforced in accordance with the law of the State of Florida. If the arbitrator shall fail to render his decision or award within such 90-day period, either the Committee or the Representative may apply to any Florida or federal court then having jurisdiction by action, proceeding or otherwise, as may be proper to determine the matter in dispute consistently with the provisions of this Agreement. The parties consent to the exclusive jurisdiction of the Florida courts sitting in the Hillsborough County for this purpose. The prevailing party (or either party, in the case of a decision or award rendered in part for each party) shall send a copy of the arbitration decision or of any judgment of the Florida or federal court to the Escrow Agent.

(e) As used in this Agreement, “Established Claim” means any (i) Indemnification Claim deemed established pursuant to the last sentence of paragraph 2(b) above, (ii) Indemnification Claim resolved in favor of CEA by settlement of the parties pursuant to paragraph 2(c) above, resulting in a dollar award to CEA, (iii) Indemnification Claim established by the decision of an arbitrator pursuant to paragraph 2(d) above, resulting in a dollar award to CEA, (iv) Third Party Claim which has been sustained by a final determination (after exhaustion of any appeals) of a court of competent jurisdiction, or (v) Third Party Claim which the Committee and the Representative have jointly notified the Escrow Agent has been settled in accordance with the provisions of the Merger Agreement.

(f) (i) Promptly after an Indemnity Claim becomes an Established Claim, the Committee shall deliver a notice to the Escrow Agent directing the Escrow Agent to pay to CEA, and the Escrow Agent shall pay to CEA or cancel, as directed by CEA, such number of Holdback Shares that have a value equal to the aggregate dollar amount of the Established Claim (or, if at such time there remains in the Escrow Fund Holdback Shares having a value less than the full amount so payable, the full amount of the Holdback Shares remaining in the Escrow Fund).

(ii) Payment of an Established Claim shall be made in shares of Parent Common Stock, pro rata from the account maintained on behalf of each Stockholder. In such event, such shares shall be valued at the “Fair Market Value” (as defined below) and the Escrow Agent shall promptly cause the appropriate number of shares to be transferred from the Escrow Fund to CEA, or its order, or, if directed by CEA, cancel, to the extent of the number of Holdback Shares in the Escrow Fund. The parties hereto (other than the Escrow Agent) agree that the foregoing right to make payments of Established Claims in shares of Parent Common Stock may be made notwithstanding any other agreements restricting or limiting the ability of any Stockholder to sell any shares of CEA stock or otherwise. As used herein, “Fair Market Value” means the average reported last sales price for the Parent Common Stock for the ten trading days ending on the last trading day prior to the day the Established Claim is paid.

3. On the first Business Day after the eighteen month anniversary of the Closing Date, upon written instruction from CEA, the Escrow Agent shall distribute and pay to each Stockholder who has an interest in the Escrow Fund the Parent Common Stock then in such Stockholder’s account in the Escrow Fund that are Holdback Shares, unless at such time there are any Indemnity Claims with respect to which Notices have been received but which have not been resolved pursuant to Section 2 hereof or in respect of which the Escrow Agent has not been notified of, and received a copy of, a final determination (after exhaustion of any appeals) by a court of competent jurisdiction, as the case may be (in either case, “Pending Claims”), and which, if resolved or finally determined in favor of CEA, would result in a payment to CEA, in which case the Escrow Agent shall retain, and the total amount of such distributions to such Stockholder shall be reduced by, the “Pending Claims Reserve” (as hereafter defined). Thereafter, if any Pending Claim becomes an Established Claim, the Escrow Agent shall promptly pay to CEA an amount of Holdback Shares in respect thereof determined in accordance with paragraph 2(f) above, and to the Stockholder the amount by which the remaining portion of the Holdback Shares in his account in the Escrow Fund exceeds the then Pending Claims Reserve (determined as set forth below). If any Pending Claim is resolved against CEA, the Escrow Agent shall promptly pay to each Stockholder the amount by which the remaining portion of the Holdback Shares in his account in the Escrow Fund exceeds the then Pending Claims Reserve. Upon resolution of all Pending Claims, the Escrow Agent shall pay to such Stockholder the remaining portion of his or her Holdback Shares in the Escrow Fund. Notwithstanding the foregoing, no Holdback Shares shall be released by the Escrow Agent to any Stockholder so long as the Trigger Release Date (as hereinafter defined) has not occurred.

As used herein, the “Pending Claims Reserve” at any time shall mean an amount equal to the sum of the aggregate dollar amounts claimed to be due with respect to all Pending Claims (as shown in the Notices of such Claims).

4. (a) Notwithstanding anything to the contrary in this Agreement, the Trigger Shares and those Holdback Shares that have not been paid to CEA or canceled as a consequence of an Indemnification Claim (the “Additional Trigger Shares”) shall be held in escrow by the Escrow Agent until the last day of the first twenty (20) consecutive trading day period commencing after the date hereof during which (i) the volume-weighted average price of the Parent Common Stock is equal to or greater than $7.00 per share and (ii) the average daily trading volume of the Parent Common Stock is at least 25,000 shares (the “Trigger Release Date”), in each case based on information obtained from the equity page for the Company provided by the Bloomberg reporting service. At any time after the occurrence of the Trigger Release Date, the Representative may deliver a notice (a “Trigger Release Notice”) to the Escrow Agent, with a copy to the Committee, stating that the Trigger Release Date has occurred and setting forth its calculations of the volume-weighted average price of the Parent Common Stock and the average daily trading volume for the twenty (20) consecutive trading day period then ended. The Representative also shall deliver to the Escrow Agent (with a copy to the Committee), concurrently with its delivery to the Escrow Agent of the Trigger Release Notice, a certification as to the date on which the Trigger Release Notice was delivered to the Representative.

(b) If the Committee shall give a notice to the Representative (with a copy to the Escrow Agent) (a “Trigger Counter Notice”), within 10 days following the date of receipt (as specified in the Representative’s certification) by the Committee of a copy of the Trigger Release Notice, disputing whether there has been an occurrence of the Trigger Release Date, the parties shall attempt to resolve such dispute by voluntary settlement as provided in paragraph 2(c) above. If no Trigger Counter Notice with respect to a Trigger Release is received by the Escrow Agent from the Committee within such 10-day period, the Trigger Release Notice shall be deemed effective for purposes of this Agreement. If the Committee and the Representative shall reach a settlement with respect to any such dispute, they shall jointly deliver written notice of such settlement to the Escrow Agent specifying the terms thereof. If the Committee and the Representative shall be unable to reach a settlement with respect to a dispute, such dispute shall be resolved by arbitration pursuant to paragraph 2(d) above. If, as a result of resolution by the parties or by arbitration, it is determined that the Trigger Release Date has occurred, the Trigger Release Notice shall be deemed effective for purposes of this Agreement.

(c) If the Trigger Release Date occurs prior to the expiration of the Holdback Period, the Escrow Agent shall release and deliver the Trigger Shares upon receipt of an effective Trigger Release Notice and shall release and deliver the Additional Trigger Shares upon the expiration of the Holdback Period, in each case to the Stockholders having an interest therein. If the Trigger Release Date occurs after the expiration of the Holdback Period, the Trigger Shares and Additional Trigger Shares shall be so released and delivered by the Escrow Agent upon receipt of an effective Trigger Release Notice. If the Trigger Release Date has not occurred by February 19, 2008, upon written notice to the Escrow Agent, the Trigger Shares and the Additional Trigger Shares shall be canceled by the Escrow Agent in its capacity as Transfer Agent for CEA.

5. The Escrow Agent shall cooperate in all respects with the Committee and the Representative in the calculation of any amounts determined to be payable to CEA in accordance with this Agreement.

6. (a) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. It is understood that the Escrow Agent is not a trustee or fiduciary and is acting hereunder merely in a ministerial capacity.

(b) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

(c) The Escrow Agent’s sole responsibility upon receipt of any notice requiring any payment to CEA pursuant to the terms of this Agreement or, if such notice is disputed by the Committee or the Representative, the settlement with respect to any such dispute, whether by virtue of joint resolution, arbitration or determination of a court of competent jurisdiction, is to pay to CEA the amount specified in such notice, and the Escrow Agent shall have no duty to determine the validity, authenticity or enforceability of any specification or certification made in such notice.

(d) The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(e) The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over the Escrow Fund to a successor escrow agent appointed jointly by the Committee and the Representative. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Fund with any court it reasonably deems appropriate.

(f) In the event of a dispute between the parties as to the proper disposition of the Escrow Fund, the Escrow Agent shall be entitled (but not required) to deliver the Escrow Fund into the United States District Court for the Southern District of New York and, upon giving notice to the Committee and the Representative of such action, shall thereupon be relieved of all further responsibility and liability.

(g) The Escrow Agent shall be indemnified and held harmless by CEA from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Fund held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Fund or it may deposit the Escrow Fund with the clerk of any appropriate court or it may retain the Escrow Fund pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Fund are to be disbursed and delivered.

(h) The Escrow Agent shall be entitled to reasonable compensation from CEA for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from CEA for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

(i) From time to time on and after the date hereof, the Committee and the Representative shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

(j) Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

7. This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the parties hereto except this Agreement and shall have no duty to inquire into the terms and conditions of any agreement made or entered into in connection with this Agreement, including, without limitation, the Merger Agreement.

8. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, assigns and legal representatives, shall be governed by and construed in accordance with the law of Delaware applicable to contracts made and to be performed therein except that issues relating to the rights and obligations of the Escrow Agent shall be governed by and construed in accordance with the law of New York applicable to contracts made and to be performed therein. This Agreement cannot be changed or terminated except by a writing signed by the Committee, the Representative and the Escrow Agent.

9. The Committee and the Representative each hereby consents to the exclusive jurisdiction of the Florida and federal courts sitting in Hillsborough County with respect to any claim or controversy arising out of this Agreement. Service of process in any action or proceeding brought against the Committee or the Representative in respect of any such claim or controversy may be made upon it by registered mail, postage prepaid, return receipt requested, at the address specified in Section 10, with a copy delivered by nationally recognized overnight carrier to Graubard Miller, The Chrysler Building, 405 Lexington Avenue, New York, N.Y. 10174-1901, Attention: David Alan Miller, Esq.

10. All notices and other communications under this Agreement shall be in writing and shall be deemed given if given by hand or delivered by nationally recognized overnight carrier, or if given by telecopier and confirmed by mail (registered or certified mail, postage prepaid, return receipt requested), to the respective parties as follows:

A.	If to the Committee, to it at

c/o CEA Acquisition Corporation
101 East Kennedy Boulevard, Suite 3300
Tampa, Florida 33602
Attention: Robert Moreyra
Telecopier No.: 813-314-9504

with a copy to:

Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174-1901
Attention: David Alan Miller, Esq.
Telecopier No.: 212-818-8881

B.	If to the Representative, to him at

James W. Clark, Jr.
c/o etrials Worldwide, Inc.
4000 Aerial Center Parkway
Morrisville, North Carolina 27560
Telecopier No.: 919-653-3621

with a copy to:

Daniels, Daniels & Verdonik, P.A.
Suite 200, Generation Plaza
1822 N.C. Highway 54 East
P.O. Drawer 122
Research Triangle Park, N.C. 22709-2218
Attention: James F. Verdonik
Telecopier No.: 919 544 5920

C.	If to the Escrow Agent, to it at:

Continental Stock Transfer & Trust Company
2 Broadway
New York, New York 10004
Attention: Steven G. Nelson
Telecopier No.: 212-509-5150

or to such other person or address as any of the parties hereto shall specify by notice in writing to all the other parties hereto.

11. (a) If this Agreement requires a party to deliver any notice or other document, and such party refuses to do so, the matter shall be submitted to arbitration pursuant to paragraph 3(d) of this Agreement.

(b) All notices delivered to the Escrow Agent shall refer to the provision of this Agreement under which such notice is being delivered and, if applicable, shall clearly specify the aggregate dollar amount due and payable to CEA.

(c) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on the date first above written.

CEA ACQUISITION CORPORATION

By:
Name:
Title:

THE REPRESENTATIVE

Name:	James W. Clark, Jr.

ESCROW AGENT

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:	Steven G. Nelson
Title:	Chairman

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